Exhibit 10.38

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 240.24b-2

CALIFORNIA INSTITUTE FOR REGENERATIVE MEDICINE

LOAN AGREEMENT

This LOAN AGREEMENT (the “Agreement”) is entered into as of the Effective Date (as defined below), by and between the California Institute for Regenerative Medicine (“CIRM”) and Capricor, Inc. (“Loan Recipient”).

RECITALS

A. Whereas, California voters approved Proposition 71, the California Stem Cell Research and Cures Act, in November 2004 to support stem cell research for the development of life-saving regenerative medical treatments and cures;

B. Whereas, one of the purposes of Proposition 71 is to advance the biotech industry in California to world leadership, as an economic engine for California’s future;

C. Whereas, CIRM was established pursuant to Proposition 71 to make grants and provide loans for stem cell research, research facilities, and other vital research opportunities;

D. Whereas, CIRM issued Request for Applications 10-05 (CIRM Disease Team Therapy Development Awards) in 2010, and a Supplement to RFA in 2011, to solicit applications for research projects designed to advance preclinical and/or early clinical development of novel therapies, derived from or targeting stem cells or utilizing direct reprogramming, potentially offering unique benefit with well-considered risk, to persons with disease or serious injury;

E. Whereas, CIRM, as part of Request for Applications 10-05, offered Company-Backed Loans and Product-Backed Loans to for-profit entities, and to non-profit entities whose applications included a co-principal investigator from a for-profit entity that was willing to undertake the required loan obligations;

F. Whereas, Loan Recipient is a for-profit company that is seeking funds to support Loan Recipient’s research intended to demonstrate both the safety and efficacy of an allogeneic cardiosphere-derived cell product for use in patients who have been treated for a heart attack between thirty (30) days to one year after occurrence by conducting the Phase II arm of a clinical trial (the “ALLSTAR trial”);

G. Whereas, the ALLSTAR trial is the only clinical trial currently being conducted by Loan Recipient;

H. Whereas, Loan Recipient applied for a Disease Team Therapy Development Award, and on September 6, 2012, CIRM’s Governing Board, the Independent Citizens’ Oversight Committee, approved the award of a Product-Backed Loan to Loan Recipient in furtherance of the purposes of CIRM; and

I. Whereas, this Agreement sets forth the terms and conditions pursuant to which CIRM will loan funds to Loan Recipient, and Loan Recipient will repay the amounts owing, plus interest, and a multiple payback risk premium, to CIRM.

NOW, THEREFORE, in reliance on the mutual representations, warranties and agreements herein contained, the parties agree as follows:

ARTICLE I
DEFINITIONS

1.1           Certain Definitions. As used in this Agreement, the following terms have the meanings indicated below.

Affiliate. The term “Affiliate” shall mean any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, another Person. A Person shall be deemed to control another Person for purposes of this definition if such Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of the other Person, whether through the ownership of voting securities, common directors, trustees or officers, by contract or otherwise; provided that, in any event for purposes of this definition, any Person that owns, directly or indirectly, ten percent (10%) or more of the securities having the ordinary voting power for the election of directors or governing body of a corporation or ten percent (10%) or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person).

Application. The term “Application” shall mean the research award application, identified as DR2A-05735, that Loan Recipient submitted to CIRM in response to RFA 10-05, and any attachment or appendices thereto.

Authorized Representative. The term “Authorized Representative” shall mean those persons shown on the list of officers provided by Loan Recipient pursuant to Section 4.12(e) hereof or on any update of any such list provided by Loan Recipient to CIRM, or any further or different officers of Loan Recipient so named by an Authorized Representative of Loan Recipient in a written notice to CIRM.

Budget. The term “Budget” means (a) the budget of Loan Recipient for the CIRM-Funded Project, on a stand-alone basis, which shall be in such detail as is required by CIRM according to its standard processes, and (b) a budget of Loan Recipient for both the CIRM-Funded Project and the proposed project to be partially funded by CIRM to evaluate the safety and efficacy of an allogeneic cardiosphere-derived cell product for use in patients who have been treated for a heart attack between thirty (30) days to one year after occurrence by conducting a Phase II clinical trial, which shall be in such detail as is required by CIRM according to its standard processes.

Business. The term “Business” shall mean the CIRM-Funded Project and the development and commercialization of products resulting from the CIRM-Funded Project.

Capital Lease. The term “Capital Lease” shall mean any lease of Property which, in accordance with GAAP, is required to be capitalized on the balance sheet of the lessee.

Capitalized Lease Obligation. The term “Capitalized Lease Obligation” shall mean, for any Person, the amount of the liability shown on the balance sheet of such Person in respect of a Capital Lease determined in accordance with GAAP.

Change of Control. The term “Change of Control” shall mean a sale, merger, transfer, exchange or other disposition (whether of assets, stock or otherwise) of a majority or controlling ownership position of Loan Recipient, excluding any transaction where the shareholders of Loan Recipient immediately prior to such transaction continue to own fifty percent (50%) or more of Loan Recipient or other surviving entity following such transaction, and provided that the surviving entity (if other than the Loan Recipient) expressly assumes all of Loan Recipient’s obligations under this Agreement.

CIRM. The term “CIRM” shall mean the California Institute for Regenerative Medicine, including any successor agency or department of the State of California.

CIRM-Funded Project. The term “CIRM-Funded Project” shall mean the Phase II arm of Loan Recipient’s ALLSTAR clinical trial to evaluate the safety and efficacy of an allogeneic cardiosphere-derived cell product for use in patients who have been treated for the prevention of heart failure following a heart attack, as described in detail by Loan Recipient in the Application, and in the Notice of Loan Award. The Loan Recipient must obtain prior approval from CIRM for any change in the scope of the CIRM-Funded Project pursuant to CIRM’s Grants Administration Policy, article V, section D(1). Upon such approval, the term “CIRM-Funded Project” shall include any such deviation, amendment or change that is so approved by CIRM.

CIRM’s Governing Board. The term “CIRM’s Governing Board” shall mean the Independent Citizens’ Oversight Committee.

CIRM Representatives. The term “CIRM Representatives” shall mean CIRM’s officers, employees, agents, attorneys, consultants, accountants and members of CIRM’s Governing Board.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

Company-Backed Loan. The term “Company-Backed Loan” shall have the meaning given in the Loan Administration Policy.

Controlled Group. The term “Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Loan Recipient, are treated as a single employer under Section 414 of the Code.

Direct Research Funding Costs. The term “Direct Research Funding Costs” shall mean the sum of Project Costs and Facilities Costs.

Disbursement. The term “Disbursement” shall have the meaning given to it in Section 4.4(a) of this Agreement.

Disbursed Loan Amount. The term “Disbursed Loan Amount” shall mean that amount of the Loan Award that CIRM has distributed in immediately available funds to the Loan Recipient through any one or more Disbursements.

DSMB. The term “DSMB” shall mean the Data Safety Monitoring Board.

Effective Date. The term “Effective Date” shall be as determined under Section 4.11.

ERISA. The term “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor statute thereto.

Facilities Costs. The term “Facilities Costs” shall mean the general operating costs of the facilities where the CIRM-Funded Project is managed

Financial Milestones. The term “Financial Milestones” shall mean the requirement that Loan Recipient demonstrate to CIRM (one month prior to each Disbursement Date) that it has funds available, either in the form of cash, cash equivalents or securities listed on an automated quotation system which have no resale restrictions under federal or other applicable securities laws, sufficient to fund all costs and expenses (including overhead and administrative expenses and taxes) anticipated by Loan Recipient to be required for Loan Recipient to continue the CIRM-Funded Project for at least the following twelve (12) month period during the Project Period, less the costs budgeted to be covered by planned Loan Disbursements, demonstrated to CIRM’s satisfaction by Loan Recipient’s submission of current budget forecasts, and other financial information reasonably requested by CIRM (provided, however, that Loan Recipient may exclude from the foregoing costs and expenses on any date all principal payments to be made on Permitted Indebtedness which matures in the four-year period following such date).

Indebtedness. The term “Indebtedness” shall mean for any Person (without duplication), (a) all indebtedness created, assumed or incurred in any manner by such Person representing money borrowed (including by the issuance of debt securities), (b) all indebtedness for the deferred purchase price of property or services (other than trade accounts payable arising in the ordinary course of business), (c) all indebtedness secured by any Lien upon Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness, (d) all Capitalized Lease Obligations of such Person, and (e) all obligations of such Person on or with respect to letters of credit, bankers’ acceptances and other extensions of credit whether or not representing obligations for borrowed money.

Indirect Costs. The term “Indirect Costs” shall mean the administrative costs (including but not limited to loan origination and administration fees) incurred for common or joint objectives which cannot be readily and specifically identified with a particular project. Indirect costs shall be capped […***…], exclusive of the costs of equipment, tuition and fees, and subcontracts, as group, totaling more than $25,000 per year.

*Confidential Treatment Requested

LIBOR. The term “LIBOR” shall have the meaning given in Section 4.3 of this Agreement.

Lien. The term “Lien” shall mean any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, Capital Lease or other title retention arrangement.

Loan. The term “Loan” shall mean the product-backed loan specified in Section 4.1 of this Agreement.

Loan Administration Policy. The term “Loan Administration Policy” shall mean the “CIRM Loan Administration Policy,” as approved by the Office of Administrative Law, effective August 29, 2012, incorporated by reference into Section 100800 of Title 17 of the California Code of Regulations, and as attached hereto as Exhibit B, including amendments thereto adopted by CIRM and agreed to by CIRM and Loan Recipient.

Loan Award. The term “Loan Award” shall mean the award of nineteen million, seven hundred and eighty-two thousand, one hundred and thirty-six dollars ($19,782,136) to Loan Recipient, which was approved by CIRM’s Governing Board on or about September 6, 2012.

Loan Balance. The term “Loan Balance” shall mean the principal amount CIRM distributes to Loan Recipient pursuant to any Disbursement plus accrued interest thereon, less any prepayment(s) made under Section 4.7(a).

Loan Documents. The term “Loan Documents” shall mean this Agreement, the Notice of Loan Award, and all documents incorporated by reference pursuant to Article II.

Loan Period. The term “Loan Period” shall mean the five-year period beginning on the Effective Date of this Agreement, unless the Loan Recipient elects to extend the term of the Loan Period pursuant to Section 4.8, in which case “Loan Period” shall mean the period as so extended pursuant to the terms set forth herein.

Loan Recipient. The term “Loan Recipient” shall mean Capricor, Inc.

Material Adverse Effect. The term “Material Adverse Effect” shall mean any event, condition or change which materially and adversely affects or could reasonably be expected to materially and adversely affect the Business or the financial results of operations, or financial condition of the Loan Recipient.

Net Commercial Revenue. The term “Net Commercial Revenue” shall mean revenue from the sale or transfer of Loan Recipient’s Product employing or resulting in whole or in part from a CIRM-Funded Project, excluding the following (as they pertain to the making, using or selling of Products resulting from the CIRM-Funded Project): (1) import, export, excise and sales taxes and customs duties; (2) costs of insurance, packing and transportation from the place of manufacture to the customer’s premises; (3) credit for returns, allowances or trades; and (4) any and all payments received prior to commercialization pursuant to a development agreement, licensing arrangement, partnership, achievement of milestones, equity investment and/or joint venture agreement.

No Go Milestones. The term “No Go Milestones” shall mean the milestones specified in the Notice of Loan Award (as may be amended by the Parties from time to time) which CIRM will determine, in its reasonable but sole discretion, whether or not the funding by CIRM of the CIRM-Funded Project will continue, including whether additional Disbursements will be contingent on Loan Recipient’s satisfaction of conditions imposed by CIRM. No Go Milestones shall also include (i) any decision or directive by a regulatory authority (state or federal), the issuance of a judicial order by a court of competent jurisdiction, or the enactment of any applicable law, that would necessitate, in either event, an extended hold on or cessation of the CIRM-Funded Project; and/or (ii) Loan Recipient’s decision to discontinue the CIRM-Funded Project based on the recommendation of Loan Recipient’s DSMB.

Notice of Loan Award or NLA. The terms “Notice of Loan Award” or “NLA” shall mean the Notice of Loan Award executed by CIRM and Loan Recipient in connection with the Application.

Organizational Documents. The term “Organizational Documents” shall mean Loan Recipient’s certificate of incorporation and bylaws (or comparable organizational documents), each as amended to date, which have been furnished to CIRM by Loan Recipient.

PBGC. The term “PBGC” shall mean the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.

Permitted Indebtedness. The term “Permitted Indebtedness” shall mean:

(a) Loan Recipient’s indebtedness to CIRM under this Agreement or any other Loan Document;

(b) Indebtedness existing on the date hereof and described in Schedule 7.8;

(c) Indebtedness secured by a lien described in Section 7.8(d) of this Agreement;

(d) Indebtedness to trade creditors incurred in the ordinary course of business;

(e) Indebtedness arising from credit facilities, term loans and other debt financings (including, for the avoidance of doubt, any debt financing provided by Loan Recipient’s equity investors), established to support the Loan Recipient’s working capital and general corporate needs; provided that such Indebtedness shall not be secured by the CIRM-Funded Project and shall not exceed ten million dollars ($10,000,000.00), unless Loan Recipient obtains the prior approval of the President of CIRM;

(f) Indebtedness that is subordinated to the Loan Recipient’s Indebtedness to CIRM under this Agreement or any other Loan Document, pursuant to subordination, intercreditor or similar agreements reasonably satisfactory to CIRM; and

(g) Other CIRM Loans which may be awarded to Loan Recipient in connection with other projects.

Permitted Lien(s). The term “Permitted Lien” or “Permitted Liens” shall have the meaning provided in Section 7.8 of this Agreement.

Person. The term “Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including a government or agency or political subdivision thereof.

Plan. The term “Plan” shall mean any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by a member of the Controlled Group for employees of a member of the Controlled Group or (b) is maintained pursuant to the collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

Product. The term “Product” shall mean an allogeneic cardiosphere-derived cell product for use in patients who have ischemic heart disease or who have been or are being treated for the prevention of ischemic cardiomyopathy.

Product-Backed Loan. The term “Product-Backed Loan” shall have the meaning given in the Loan Administration Policy.

Product Revenue. The term “Product Revenue” shall mean Net Commercial Revenue (as defined herein) received by the Loan Recipient or by any joint venture or subsidiary created by Loan Recipient, and any upfront licensing fees, development milestone payments received from a product development partner, and royalties on commercial sales, which arise from or are related to development and/or commercial sale of the Product provided, however, that (a) such pre-commercial revenues will trigger a Risk Premium Payment only in the event and at such time that the CIRM-Funded Project results in revenues from commercial sales of Products (as defined herein) and the revenue thresholds described in Section E.2.c of Article VII of the Loan Administration Policy are satisfied.

Progress Milestones. The term “Progress Milestones” shall mean those milestones specified in the Notice of Loan Award by which CIRM will measure Loan Recipient’s progress in achieving the aims of the CIRM-Funded Project.

Project Costs. The term “Project Costs” shall mean those CIRM-funded costs identified in the budget included in the Notice of Loan Award, and any other CIRM-funded costs that may be specifically identified with the CIRM-Funded Project and mutually agreed upon by CIRM and Loan Recipient.

Project Period. The term “Project Period” shall mean the amount of time over which CIRM funds the CIRM-Funded Project.

Property. The term “Property” shall mean, as to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent balance sheet of such Person and its subsidiaries under GAAP.

Risk Premium Amount. The term “Risk Premium Amount” shall mean the payment or payments that Loan Recipient is required to make to CIRM, in lieu of providing warrants, pursuant to Section E of Article VII of the Loan Administration Policy and as provided under Section 4.5(b).

Request for Applications 10-05 or RFA 10-05. The terms “Request for Applications 10-05” and “RFA 10-05” shall mean the request for applications issued by CIRM in 2010 for Disease Team Therapy Development Awards, and include the “Supplement to RFA 10-05” issued in September 2011.

Subsidiary. The term “Subsidiary” shall mean any corporation or other Person more than fifty percent (50%) of the outstanding ordinary voting shares or other equity interest of which is at the time directly or indirectly owned by Loan Recipient, by one or more of its Subsidiaries, or by Loan Recipient and one or more of its Subsidiaries.

“Third Party” shall mean an entity other than CIRM and its Affiliates and Loan Recipient and its Affiliates.

1.2           Other Terms. The definitions set forth in the CIRM Loan Administration Policy (Cal. Code Regs., tit. 17, § 100800 et seq.), the CIRM Scientific and Medical Accountability Standards (Cal. Code Regs., tit. 17, § 100010 et seq.), the CIRM Intellectual Property and Revenue Sharing Requirements for Non-Profit and For-Profit Grantees (Cal. Code Regs., tit. 17, § 100600 et seq.), and the CIRM Grants Administration Policy for Academic and Non-Profit Institutions (Cal. Code Regs., tit. 17, § 100500 et seq.) shall apply to the terms used in this Agreement unless otherwise specified.

ARTICLE II
INCORPORATION BY REFERENCE

2.1           Notice of Loan Award. The Notice of Loan Award is hereby incorporated into this Agreement by reference.

2.2              Application for CIRM Disease Team Development Award. Loan Recipient’s Application for a Disease Team Therapy Development Research Award, including all attachments and supplemental information, submitted to CIRM or its agents in response to RFA 10-05 is hereby incorporated into this Agreement by reference.

ARTICLE III
APPLICATION OF CIRM REGULATIONS

Loan Recipient shall be bound by, and shall comply with, all CIRM regulations applicable to loans to for-profit organizations, including the CIRM Loan Administration Policy (Cal. Code Regs., tit. 17, § 100800 et seq.), the CIRM Scientific and Medical Accountability Standards (Cal. Code Regs., tit. 17, § 100010 et seq.), the CIRM Intellectual Property Provisions Applicable to Loan Recipients (Cal. Code Regs., tit. 17, § 100801; and the CIRM Grants Administration Policy for Academic and Non-Profit Institutions (Cal. Code Regs., tit. 17, § 100500 et seq.), as made applicable to loan recipients pursuant to the Loan Administration Policy. The Loan Administration Policy in effect on the Effective Date of this Agreement shall apply to Loan Recipient, unless Loan Recipient and CIRM mutually agree that an amendment to the Loan Administration Policy shall apply to Loan Recipient.

ARTICLE IV
LOAN AND TERMS OF PAYMENT

4.1           Maximum Loan Amount; Repayment. Subject to and upon the terms and conditions of this Agreement and in reliance on the representations and warranties set forth in this Agreement, CIRM agrees, to provide Loan Recipient a Loan in an aggregate principal amount not to exceed the Loan Award. Loan Recipient agrees to repay the Loan Balance at the end of the Loan Period (or if such day is not a business day, then, without any further penalty or fee, the first business day after such date), unless (a) Loan Recipient elects to extend the Loan Period pursuant to Section 4.8, in which case such repayment will occur at the end of the Loan Period as so extended (or if such day is not a business day, then, without any further penalty or fee, the first business day after such date) subject to the Loan Recipient making payments during such extended Loan Period as provided under Article VII, Section J of the Loan Administration Policy, (b) Loan Recipient’s obligation to repay the Loan Balance is accelerated pursuant to Sections 4.9, 8.3 or 8.4, in which case such repayment will occur upon the effective date of such acceleration, (c) this Agreement is terminated before the end of the Loan Period pursuant to Section 8.1(a)-(e), in which case such repayment will occur upon the effective date of such termination, unless CIRM, in its sole discretion, agrees to extend the date of repayment, (d) the Loan Recipient transfers the Loan to a new Loan Recipient pursuant to Article V, Section D of the Loan Administration Policy, or (e) all or part of the Loan is forgiven pursuant to Article VII, Section I of the Loan Administration Policy, Section 4.10 of this Agreement, or CIRM has terminated the loan pursuant to Section 8.1(f) and no Event of Default then exists, in which case Loan Recipient shall have no obligation to repay the Loan Balance.

4.2           Use of Proceeds. The Loan Recipient shall use the proceeds of the Loan solely for the purposes of funding the CIRM-Funded Project.

4.3           Interest. The interest rate for each Disbursement of the Loan shall be a per annum rate equal to the London Inter-Bank Offered Rate (“LIBOR”) for a one-year deposit in U.S. dollars, as published by the Wall Street Journal (or if the Wall Street Journal is not available, a comparable source) on the date of the applicable Disbursement to Loan Recipient, plus two percent (2%). The interest rate so determined shall apply only to the Disbursed Loan Amount being disbursed on such Disbursement date, and not for the Disbursed Loan Amount outstanding before such Disbursement date. Interest shall be compounded annually on the principal amount disbursed by CIRM from the date of the applicable Disbursement to Loan Recipient. For each additional year of the Loan Period beyond the fifth anniversary of the Effective Date, the interest rate shall increase from the base rate on the fifth year anniversary (LIBOR plus 2%) (the “Base Rate”) as follows: one percent (1%) over the Base Rate on the fifth year anniversary in the sixth year; two percent (2%) over the Base Rate on the fifth year anniversary in the seventh year; three percent (3%) over the Base Rate on the fifth year anniversary in the eighth year; four percent (4%) over the Base Rate on the fifth year anniversary in the ninth year; and five percent (5%) over the Base Rate on the fifth year anniversary in the tenth year. If for any reason on a date a Disbursement is required to be made LIBOR is not being published or is not available, any Disbursement required to be made on such date shall bear interest at the previously established LIBOR rate until LIBOR is available or published (on which date such Disbursement shall begin bearing interest as provided in this Section 4.3). Any amount not paid when due hereunder shall thereafter bear interest at the then-applicable per annum interest rate specified hereunder, plus five percent (5%).

4.4           Disbursement Procedures and Limitations.

(a) Subject to and upon the terms and conditions of this Agreement, CIRM agrees, unless otherwise notified in writing by Loan Recipient, to disburse the proceeds of the Loan (each a “Disbursement”) according to the payment schedule set forth in the NLA, unless such schedule is modified by agreement of the parties or otherwise as set forth herein. The aggregate of all Disbursements made pursuant to this Agreement shall not exceed the Loan Award.

(b) CIRM may suspend or permanently cease Disbursements pursuant to the Loan Administration Policy, including without limitation, Article V, Section J, provided, however, that CIRM shall give Loan Recipient written notice of its intent to suspend or permanently cease Disbursements and the reason therefor (a “Default”) and Loan Recipient shall have forty-five (45) days in which to cure such Default (if such Default is curable).

(c) CIRM may suspend or permanently cease Disbursements if CIRM determines, in its reasonable but sole discretion, that a No Go Milestone has occurred, provided, however, that CIRM shall give Loan Recipient written notice of its intent to suspend or permanently cease Disbursements and the reason therefor and Loan Recipient shall have forty-five (45) days in which to correct such No Go Milestone (if such No Go Milestone is correctable).

(d) CIRM may suspend or permanently cease Disbursement if CIRM determines, in its reasonable but sole discretion, that for any Disbursement made after the first anniversary of the Effective Date Loan Recipient has not met the Financial Milestone for such Disbursement Date; provided, however, that CIRM shall give Loan Recipient written notice if Loan Recipient fails to meet a Financial Milestone for a certain Disbursement Date, and Loan Recipient shall have sixty (60) days to cure said failure and demonstrate that Loan Recipient now satisfies said Financial Milestone. At least thirty (30) days prior to any Disbursement Date on which a Financial Milestone needs to be satisfied, Loan Recipient shall submit a report to CIRM, in such detail as CIRM shall reasonably require, showing whether or not Loan Recipient will satisfy the Financial Milestone on such Disbursement Date.

(e) Failure to meet Progress Milestones is governed by paragraph C of the Terms and Conditions of the Award section of the Notice of Loan Award.

4.5           Risk Premium.

(a)                In lieu of providing CIRM with warrants, Loan Recipient shall pay CIRM a Risk Premium Amount upon meeting specified Product Revenue thresholds set forth in the Section E.2.c of Article VII of the Loan Administration Policy.

(b)               The Loan Recipient shall pay any Risk Premium Amounts owed pursuant to Section E.2.e of Article VII of the Loan Administration Policy.

(c)                The Loan Recipient shall have no obligation to pay any Risk Premium Amounts which are due and payable after (i) Loan Recipient transfers the Loan to a new Loan Recipient pursuant to Article V, Section D of the Loan Administration Policy, (ii) Loan Recipient assigns this Agreement and any Disbursement hereunder to a permitted assignee, (iii) the funding is discontinued or suspended by CIRM for any reason other than for termination under Section 8.1(a)-(e), or (iv) all or part of the Loan is forgiven pursuant to Article VII, Section I of the Loan Administration Policy, Section 4.10 of this Agreement, or CIRM has terminated the loan pursuant to Section 8.1(f) and no Event of Default then exists, in which case Loan Recipient shall have no obligation to pay any Risk Premium Amounts; provided, however, that the obligation to pay a Risk Premium Amount(s) will automatically be reinstated pursuant to Article VII, Section I of the Loan Administration Policy, in the event that Loan Recipient obtains revenues arising in whole or in part from the CIRM-Funded Project that meet the specified Product Revenue thresholds set forth in the Section E.2.c of Article VII of the Loan Administration Policy.

4.6           Indirect Costs and Facilities Costs.

(a)                The Loan shall cover Indirect Costs incurred by Loan Recipient equal to […***…] awarded by CIRM. The Loan shall also cover Facilities Costs incurred by Loan Recipient […***…].

(b)               CIRM shall deduct thirty-six thousand, six hundred and sixty-six dollars and sixty-six cents ($36,666.66) from the Indirect Costs portion of the initial Disbursement for the costs incurred by CIRM in engaging a financial consultant to conduct due diligence of Loan Recipient prior to the award of the Loan and to conduct financial due diligence during the Loan Period. In addition, CIRM shall deduct sixteen thousand, six hundred and sixty-six dollars and sixty-six cents ($16,666.66) from the Indirect Costs portion of the Disbursement made in each of the second and third year of the Loan Period for the costs incurred by CIRM in engaging a financial consultant to conduct financial due diligence of Loan Recipient during the Loan Period.

(c)                If Loan Recipient requests to extend the term of the Loan Period beyond ten years pursuant to Section 4.8 and Section F of Article VII of the Loan Administration Policy and the Intellectual Property and Industry Subcommittee agrees, Loan Recipient shall pay CIRM, in addition to interest and principal owed, ten thousand dollars ($10,000) per year, payable on or before March 15 of each year, for each year the Loan is extended to reimburse CIRM for the costs that it incurs in engaging a financial consultant to conduct financial due diligence of Loan Recipient during the extension.

4.7           Repayment at End of Loan Period/Prepayment.

(a) Unless (i) the Loan Recipient has extended the Loan Period pursuant to Section 4.8, (ii) the repayment of the Loan Balance has been accelerated pursuant to Sections 4.9, 8.3 or 8.4, (iii) this Agreement has been terminated pursuant to Section 8.1(a)-(e), (iv) the

*Confidential Treatment Requested

Loan has been transferred by Loan Recipient pursuant to Article V, Section D of the Loan Administration Policy, or (v) all or part of the Loan is forgiven pursuant to Article VII, Section I of the Loan Administration Policy, Section 4.10 of this Agreement, or CIRM has terminated the loan pursuant to Section 8.1(f) and no Event of Default then exists, the Loan Balance, and all unpaid fees and other amounts due hereunder, is due and payable in full to CIRM on the last day of the Loan Period (unless such day is not a business day, then, without any additional fees or penalties but with additional interest, on the next business day). Loan Recipient may elect to prepay the full amount of the balance of Loan Balance, or to make one or more partial prepayments, each in an amount of not less than $100,000, and in each case with accrued and unpaid interest on the amount prepaid, at any time, without penalty or premium. Any amounts prepaid hereunder may not be re-borrowed by Loan Recipient.

(b) If the Loan Recipient elects to extend the term of the Loan Period pursuant to Section 4.8, the Loan Balance shall bear interest as set forth in Section 4.3 and Loan Recipient shall repay interest as required by Article VII, Section J of the Loan Administration Policy.

4.8           Loan Extension. The Loan Recipient may extend the term of the Loan Period up to a maximum term of ten (10) years from the Effective Date, provided that the Loan Recipient provides notice to CIRM at least ninety (90) days prior to the end of the current Loan Period of its intent to extend the then applicable Loan Period and complies with the conditions specified in Article VII, Section J of the Loan Administration Policy. The Loan Recipient may request to extend the term of the Loan Period beyond ten years, provided that the Loan Recipient provides notice to CIRM at least ninety (90) days prior to the end of the ten-year period of its intent to request to extend the Loan Period. Any extension beyond ten (10) years shall be subject to the approval of the Intellectual Property and Industry Subcommittee based upon the recommendation of the President of CIRM.

4.9 Loan Acceleration. CIRM shall have the right but not the obligation to require the Loan Recipient to accelerate repayment of the Loan Balance if a Change of Control occurs or if this Agreement is terminated pursuant to Section 8.1(a)-(e). A decision to accelerate repayment of the Loan Balance shall be made by the Intellectual Property and Industry Subcommittee of CIRM’s Governing Board, based on the recommendation of the President of CIRM. If the proposed Change of Control is not a matter of public knowledge, the Intellectual Property and Industry Subcommittee of CIRM’s Governing Board shall consider the matter in closed session to protect the confidentiality of the Change of Control transaction.

4.10 Loan Forgiveness. Forgiveness of the Loan Balance shall be governed by Article VII, Section I of the Loan Administration Policy, including the reinstatement of the obligation to repay the Loan in the event that the Loan Recipient obtains revenues arising in whole or in part from the CIRM-Funded Project, provided that forgiveness shall be available during the Project Period only if no Event of Default then exists and Loan Recipient abandons the CIRM-Funded Project for failure to meet, or the occurrence of, one or more No Go Milestones. After expiration of the Project Period, Loan Recipient shall have the right to abandon the CIRM-Funded Project for whatever reason it deems appropriate and in that event, the Loan Balance shall be forgiven pursuant to Article VII, Section I of the Loan Administration Policy.

4.11 Effective Date. This Agreement shall take effect on the date this Agreement has been executed by the last party to sign the Agreement, Loan Recipient has received CIRM’s written agreement (or written waiver by CIRM) that the conditions set forth in Section 4.12 have been met, and the initial Disbursement has been made (the “Effective Date”). This Agreement shall continue in full force and effect for so long as a Loan Balance remains outstanding or CIRM has any obligation to make Disbursements under this Agreement, unless it is earlier terminated pursuant to Section 8.1(a)-(e), the repayment obligation has been accelerated pursuant to Sections 4.9, 8.3 or 8.4, the Loan Balance has been forgiven pursuant to Section 4.10, or the Loan Recipient has transferred the Agreement pursuant to Article V, Section D of the Loan Administration Policy.

4.12 Initial Disbursement. Concurrently with the initial Disbursement:

(a)                CIRM shall have received this Agreement duly executed by Loan Recipient and the Budget;

(b)               CIRM shall have received copies of Loan Recipient’s certificate of incorporation and bylaws, or articles of organization or certificate of formation, as applicable, and operating agreement (or comparable organizational documents) and any amendments thereto, certified in each instance by its Secretary or Assistant Secretary;

(c)                CIRM shall have received copies of resolutions of Loan Recipient’s Board of Directors (or similar governing body) and (if applicable) stockholders authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, all certified in each instance by its Secretary or Assistant Secretary;

(d)               CIRM shall have received copies of the certificates of good standing for Loan Recipient (dated no earlier than thirty (30) days prior to the date hereof) from the office of the Secretary of State of its incorporation or organization and of each state in which it is qualified to do business as a foreign corporation or organization;

(e)                CIRM shall have received a list of the Loan Recipient’s Authorized Representatives;

(f)                CIRM shall have received certification of the insurance required under Section 7.3 of this Agreement;

(g)               CIRM shall have received UCC, tax and judgment lien search results against the Property of Loan Recipient evidencing the absence of Liens on its Property except as permitted by Section 7.8 hereof;

(h)               CIRM shall have received the favorable written opinion of Loan Recipient’s in-house or outside counsel, in the form attached hereto as Exhibit A, regarding the existence and power of Loan Recipient, the due authorization of the Loan Agreement (including the transactions contemplated thereby) and the enforceability of the Loan Agreement against Loan Recipient; and

(i)                 Loan Recipient shall certify that no Material Adverse Effect has occurred since the date that Loan Recipient submitted its application to CIRM.

4.13 All Disbursements. At the time of each subsequent Disbursement hereunder:

(a) the representations and warranties set forth in Sections 5.1, 5.2, 5.4, 5.5, 5.7, 5.8, 5.9, 5.10, 5.11 5.12, 5.13, 5.14 and 5.15 shall be true and correct as of the date of such Disbursement, unless (i) the same expressly relate to an earlier date; or (ii) changes thereto are disclosed to CIRM in updates to the Schedules hereto provided by Loan Recipient at least three (3) business days prior to such Disbursement; provided that, (A) in the case of (i) and (ii), no Material Adverse Effect exists or no event or circumstance exists which could reasonably be expected to result in a Material Adverse Effect, and (B) clauses (i) and (ii) shall not apply to the first two sentences of Section 5.1 and the first two sentences of Section 5.2; and

(b) no Event of Default or other event permitting termination of this Agreement shall have occurred and be continuing or would occur as a result of such Disbursement.

Acceptance by Loan Recipient of a Disbursement hereunder through deposit of such Disbursement to Loan Recipient’s account shall be deemed to be a representation and warranty by Loan Recipient on the date of such Disbursement as to the matters specified in subsections (a) through (b), inclusive, of this Section 4.13; provided, however, that CIRM may continue to make Disbursements in its sole discretion, notwithstanding the failure of Loan Recipient to satisfy one or more of the conditions set forth above and any such Disbursements so made shall not be deemed a waiver of any Event of Default or other condition set forth above that may then exist.

ARTICLE V
LOAN RECIPIENT REPRESENTATIONS AND WARRANTIES

Except as set forth in the Schedules hereto delivered by Loan Recipient and with respect to Disbursements made after the date hereof, as such schedules are updated by Loan Recipient during the term of this Agreement, Loan Recipient represents and warrants to CIRM as follows:

5.1           Due Organization and Qualification. Loan Recipient is duly organized, validly existing and in good standing under the laws of the state of its incorporation and is qualified to do business in each jurisdiction in which such qualification is required, except where the failure to be so qualified would not have either individually or in the aggregate, a Material Adverse Effect on the Loan Recipient or the rights of CIRM under this Agreement, whether individually or taken as a whole. Loan Recipient has all required power and authority to own its property, to carry on its business as presently conducted or contemplated, to enter into this Agreement, and generally to carry out the transactions contemplated hereby. The copies of Loan Recipient’s Organizational Documents provided to CIRM are correct and complete as of the date hereof. Loan Recipient is not in violation of any term of its Organizational Documents, as amended, or in violation of any term of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to Loan Recipient or to which Loan Recipient is a party, in any case where any violation, noncompliance or default would result in a Material Adverse Effect.

5.2              Due Authorization; No Conflict. Loan Recipient is duly authorized to enter into this Agreement and the other Loan Documents, and the execution, delivery and performance thereof are valid and binding obligations of Loan Recipient enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery, and performance of the Loan Documents are within Loan Recipient’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Loan Recipient’s Organizational Documents, as amended, nor will they constitute an event of default under any material agreement by which Loan Recipient is bound. The Loan Documents will not conflict with any other material agreement or contract to which Loan Recipient is a party and will not violate any law, regulation or order by which Loan Recipient is bound, nor is Loan Recipient in default under any material agreement by which it is bound, other than where any violation, noncompliance or default would not result in a Material Adverse Effect.

5.2              Due Authorization; No Conflict. Loan Recipient is duly authorized to enter into this Agreement and the other Loan Documents, and the execution, delivery and performance thereof are valid and binding obligations of Loan Recipient enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery, and performance of the Loan Documents are within Loan Recipient’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Loan Recipient’s Organizational Documents, as amended, nor will they constitute an event of default under any material agreement by which Loan Recipient is bound. The Loan Documents will not conflict with any other material agreement or contract to which Loan Recipient is a party and will not violate any law, regulation or order by which Loan Recipient is bound, nor is Loan Recipient in default under any material agreement by which it is bound, other than where any violation, noncompliance or default would not result in a Material Adverse Effect.

5.3           Name; Location of Chief Executive Office. Except as disclosed in Schedule 5.3, Loan Recipient has not done business under any name other than that specified on the signature page hereof, and its exact legal name is as set forth in the first paragraph of this Agreement. The principal chief executive office of Loan Recipient is located at the address indicated on the signature page hereof.

5.4           Compliance with Laws. Loan Recipient is, and to Loan Recipient’s knowledge, all premises occupied and used by Loan Recipient are, in compliance in all material respects with all federal, state, municipal and local laws, ordinances and regulations, if any, that may in any way affect Loan Recipient’s Business, other than where a failure to comply would not result in a Material Adverse Effect.

5.5           Government Consents. Loan Recipient has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Loan Recipient’s business as currently conducted, other than where failure to do so would not result in a Material Adverse Effect.

5.6           Full Disclosure. Neither the Loan Documents nor any document, certificate, projection, statement, representation or warranty furnished to CIRM in writing by or on behalf of Loan Recipient, including but not limited to documents submitted to CIRM and its agents by Loan Recipient in response to RFA 10-05, contains any untrue statement of a material fact, and none of the Loan Documents or such other documents, certificates, projections, statements, representations or warranties omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. To Loan Recipient’s knowledge based on due inquiry, there is no fact relating to the business, operations, affairs or conditions of Loan Recipient that materially and adversely affects the same which has not been set forth in the Loan Documents or otherwise disclosed to CIRM in writing. CIRM recognizes that the estimates, projections and forecasts provided by Loan Recipient in good faith and based upon reasonable assumptions are not to be viewed as facts, and that actual results during the period or periods covered by any such estimates, projections and forecasts may materially differ from the projected or forecasted results.

5.7           Litigation. Except as set forth on Schedule 5.7, there is no action, suit or claim at law or in equity by any third party, or before or by a governmental agency or instrumentality that is currently pending or, to the knowledge of Loan Recipient, threatened against Loan Recipient or affecting any of its properties, assets or, to the knowledge of Loan Recipient, its employees which seeks to prevent the consummation of the transactions contemplated by the Loan Documents or which if adversely decided against the Loan Recipient would have a Material Adverse Effect.

5.8           Bankruptcy. Loan Recipient: (i) does not intend to file a voluntary petition for relief pursuant to 11 U.S.C. § 101 et seq. – Title 11 of the United States Code (the “Bankruptcy Code”); (ii) does not have any knowledge of any circumstance that may result in the filing of a voluntary petition for relief pursuant to the Bankruptcy Code; and (iii) does not have any notice of any creditor’s intention to file an involuntary petition for relief pursuant to the Bankruptcy Code.

5.9           Sufficient Assets. In the good faith estimate of Loan Recipient, the aggregate value of all of the assets of Loan Recipient, at a fair valuation, is equal to or greater than the total amount of Loan Recipient’s currently existing balance sheet liabilities (excluding the Loan). The “fair valuation” of Loan Recipient’s assets shall be determined on the basis of that amount which may be realized within a reasonable time, in any manner through realization of the value of, or dispositions of, such assets at fair market value (i.e., the amount which could be obtained for the properties in question within such period by a capable and diligent business person from an interested buyer who is willing to purchase under ordinary selling conditions). Loan Recipient is able to pay its debts as they become due in the ordinary course of business for the next twelve (12) months.

5.10       Title to Properties. Loan Recipient has good and marketable title in fee simple to such of its fixed assets as are real property, and good and merchantable title to all of its other properties and assets used in the conduct of the Business by Loan Recipient, free and clear of mortgages, security interests, pledges, charges, liens, restrictions or encumbrances except for Permitted Liens or as disclosed in writing to CIRM. To Loan Recipient’s knowledge, all machinery and equipment included in such properties described in the previous sentence is in good condition and repair, ordinary wear and tear excepted, and all leases of real or personal property used in the conduct of the Business by Loan Recipient to which Loan Recipient is a party are fully effective and afford Loan Recipient peaceful and undisturbed possession of the subject matter of such leases.

5.11       Indebtedness. Loan Recipient has no outstanding Indebtedness, except for Permitted Indebtedness or as previously disclosed to CIRM in writing.

5.12       Tax Matters. Loan Recipient has filed all foreign, federal, state, and local income, excise or franchise tax returns, real estate, and personal property tax returns, sales and use tax returns, and other tax returns required to be filed by it (and such returns are true and correct in all material respects) and has paid all taxes owed by it, except taxes which have not yet accrued or otherwise become due or for which adequate provision has been made in the pertinent financial statements. All taxes and other assessments and levies which Loan Recipient is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities, except where the failure to pay would not have a Material Adverse Effect. With regard to the income tax returns of Loan Recipient, Loan Recipient has not received notice of any audit or of any purported deficiencies from any taxing authority, and no controversy with respect to taxes of any type is pending or, to the knowledge of Loan Recipient, threatened, unless, after the date hereof, such notice or controversy is disclosed to CIRM in writing.

5.13       Contracts and Commitments. Loan Recipient is not in default under any contract, obligation or commitment, where such default would have a Material Adverse Effect. To the knowledge of Loan Recipient, there is no state of facts which upon notice or lapse of time or both would constitute such a default, nor would the execution, issuance and delivery of this Agreement, or the consummation of any transaction contemplated hereby, constitute such a default, where such default would have a Material Adverse Effect.

5.14       Proprietary Rights; Employee Restrictions.

(a)                All Intellectual Property Rights created or generated by any employee or officer of Loan Recipient in the course of their performance of the CIRM-Funded Project for Loan Recipient have been or will be assigned or licensed to Loan Recipient. To the best of Loan Recipient’s knowledge, Loan Recipient’s issued patents necessary to the CIRM-Funded Project are valid and enforceable, in whole or in part, except as would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 5.14, Loan Recipient has not received communications from any Third Party alleging that the currently contemplated activities or products related to the Business infringe on any Intellectual Property Rights of any such third Person, nor have any of the Intellectual Property Rights necessary to the conduct of the Business been subject to U.S. Patent Office interference proceedings, a re-examination, or any other proceeding challenging Loan Recipient’s patent rights related to the Business. Loan Recipient has taken commercially reasonable measures to protect and preserve the security, confidentiality (except and to the extent where disclosure is required by law or such information is already in the public domain) and value of its Intellectual Property Rights, including its trade secrets and other confidential information. For the purposes of this Agreement, “Intellectual Property Rights” shall mean any and all rights in patents, patent applications, copyrights, copyright applications, licenses, databases, computer programs and other computer software user interfaces, know-how, test data and results not disclosed to regulators, financial and cost information and data, trade secrets, trademarks, trademark applications, service marks, service mark applications, trade names, customer lists, proprietary technology, processes and formulae, source code, object code, algorithms, architecture, structure, inventions, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing.

(b)               All employees of Loan Recipient have entered into non-disclosure and assignment of invention agreements for the benefit of Loan Recipient.

5.15       Regulatory Compliance. Loan Recipient is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940. Loan Recipient is not engaged as one of its activities in extending credit for margin stock (under Regulations G, T and U of the Federal Reserve Board of Governors). To Loan Recipient’s knowledge based on due inquiry, Loan Recipient is in compliance with the Federal Fair Labor Standards Act. Loan Recipient’s properties or assets have not been used by Loan Recipient or, to Loan Recipient’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than minimal amounts legally in the ordinary course of Loan Recipient’s business. Loan Recipient has delivered to CIRM, and at all times will deliver to CIRM promptly after delivery or receipt, copies of all investigations relating to hazardous substances, and any conclusions thereof.

5.16       Sophistication of Loan Recipient. Loan Recipient, by reason of its business and financial experience, has the capacity to protect its own interests in connection with the transactions contemplated hereby and by the other Loan Documents.

ARTICLE VI
CIRM REPRESENTATIONS, WARRANTIES and covenants

6.1           Due Authorization; No Conflict. CIRM hereby represents and warrants that it is duly authorized to enter into this Agreement and that the execution, delivery and performance thereof will not conflict with any other agreement or contract to which it is a party and will not, to the best of its knowledge, violate any law, regulation or order by which it is bound.

6.2           Enforceability. This Agreement has been duly executed and delivered by CIRM and constitutes a valid and binding obligation of CIRM, enforceable against CIRM in accordance with its terms, subject only to the effect, if any, of (i) laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

6.3           Sophistication of CIRM. CIRM, by reason of its business and financial experience, has the capacity to protect its own interests in connection with the transactions contemplated hereby and by the other Loan Documents.

6.4           Subordination by CIRM. CIRM agrees from time to time to consider requests by Loan Recipient for CIRM to subordinate the Indebtedness of Loan Recipient hereunder to other Permitted Indebtedness of Loan Recipient, but CIRM’s agreement or refusal to any such subordination and any terms thereof shall be in its sole discretion.

ARTICLE VII

COVENANTS

7.1           Information and Access Covenants. During such time as any balance of the Loan Amount or accrued interest is outstanding or so long as any credit is available to Loan Recipient hereunder, except to the extent compliance in any case or cases is waived in writing pursuant to the terms of Section 10.3 hereof, Loan Recipient shall:

(a)                deliver to CIRM, as soon as practicable, but in any event by the end of February of each fiscal year (or within 60 days of the end of the fiscal year, if the end of the fiscal year is other than December 31st), an updated budget for the Business for such fiscal year;

(b)               deliver to CIRM such other information relating to the financial condition, business or corporate affairs related to the Business of Loan Recipient as CIRM may from time to time reasonably request;

(c)                at the reasonable request (including with respect to the number of such requests) of CIRM, provide CIRM Representatives reasonable access, at reasonable and mutually acceptable times during normal business hours to all of the properties, books, contracts, documents, insurance policies, records and personnel (including officers) of or with respect to the Business of Loan Recipient and shall furnish to CIRM Representatives such information related to the Business as they may from time to time reasonably request;

(d)               deliver to CIRM reports detailing scientific progress and activities regarding the Business as specified in the Notice of Loan Award.

7.2 Indemnification.

(a) Loan Recipient shall indemnify, defend and hold harmless CIRM, the State of California, and their respective agents, officers and employees (“CIRM Indemnitees”) against any and all liabilities, losses, damages, claims, penalties, costs or expenses, interest, awards, judgments and penalties brought by or awarded to any Third Party which any of them may sustain, incur or be required to pay (howsoever they may occur), including, without limitation, reasonable attorneys’ and consultants’ fees (“Losses”), resulting from, arising out of, or in connection with: (i) the execution, delivery and performance of Loan Recipient’s obligations under the Loan Documents; (ii) the operation of Loan Recipient’s business; (iii) any material breach by Loan Recipient of any representation or warranty or covenant under the Loan Documents; (iv) any CIRM-Funded Invention, as defined in Cal. Code Regs., tit. 17, §100601(c); or (v) the performance of the CIRM-Funded Project by Loan Recipient; provided that Loan Recipient shall not be required to indemnify the CIRM Indemnitees to the extent any such Losses are caused by (a) such CIRM Indemnitees’ gross negligence or willful misconduct, (b) a breach of CIRM’s obligations under this Agreement or any other Loan Document or (c) a breach of any of CIRM’s representations and warranties made in this Agreement or any other Loan Document. Loan Recipient’s indemnity obligations under this paragraph are in addition to Loan Recipient’s indemnity obligations under the Loan Administration Policy. CIRM shall promptly notify Loan Recipient of any claims or suits with respect to which indemnification under this Agreement is or could be sought, but failure to do so shall not relieve Loan Recipient of its obligations hereunder except to the extent that such delay or failure to promptly notify Loan Recipient actually prejudiced the defense of the claim.

(b) Procedure

(i) With respect to any Third Party claim giving rise to indemnification hereunder, the CIRM Indemnitee shall tender the defense thereof to Loan Recipient. Loan Recipient shall have the right to assume sole control of the defense, settlement or disposition thereof, including, without limitation, the selection of defense counsel (as long as such defense counsel is reasonably satisfactory to CIRM). The CIRM Indemnitee will fully cooperate with Loan Recipient in the defense and settlement of all such Third Party claims at Loan Recipient’s request and expense. If Loan Recipient assumes any such defense, Loan Recipient shall not be liable for any legal or other expenses subsequently incurred directly by the CIRM Indemnitee in connection with such defense.

(ii) So long as Loan Recipient is diligently conducting the defense of the claim, (1) the CIRM Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of Loan Recipient, and (2) Loan Recipient will not consent to the entry of any judgment or enter into any settlement with respect to the claim without the prior written consent of the CIRM Indemnitee, which consent will not be unreasonably withheld or delayed; provided, however, that such consent of the CIRM Indemnitee will not be required if the judgment or settlement contains a full release of claims against the CIRM Indemnitee and does not contain any admission of wrongdoing by the CIRM Indemnitee. Notwithstanding any other provision of this subsection, if a CIRM Indemnitee withholds its consent to a bona fide settlement offer, where but for such action Loan Recipient could have settled such claim, Loan Recipient will be required to indemnify the Indemnitee only up to a maximum of the bona fide settlement offer for which Loan Recipient could have settled such claim.

7.3 Required Insurance. During the term of this Agreement, Loan Recipient shall procure and maintain at its expense clinical trial and general liability insurance customary for companies similarly situated with Loan Recipient and protecting Loan Recipient and CIRM (including naming CIRM as an additional insured and loss payee on such policies) against all claims, losses or expenses resulting from alleged, adjudicated or statutory liability for injury to Persons or damage to property arising out of or in connection with any CIRM-Funded Invention, as defined in Cal. Code Regs., tit. 17, §100601(c), and the performance of the CIRM-Funded Project by Loan Recipient.

7.4 Maintenance of Business. For so long as the Loan remains in effect, Loan Recipient shall preserve and maintain its existence, except in the event of a merger, acquisition, assignment or similar transaction. For so long as the Loan remains in effect, Loan Recipient shall make commercially reasonable efforts to preserve and keep in force and effect all licenses, permits, franchises, approvals, patents, trademarks, trade names, trade styles, copyrights and other proprietary rights necessary to the proper conduct of the Business, other than where failure to do so would not result in a Material Adverse Effect.

7.5 Maintenance of Properties. For so long as the Loan remains in effect, Loan Recipient shall make commercially reasonable efforts to maintain, preserve and keep its property, plant and equipment in good repair, working order and condition (ordinary wear and tear excepted), and shall from time to time make all necessary and proper repairs, renewals, replacements, additions and betterments thereto so that at all times the efficiency thereof shall be fully preserved and maintained, other than where failure to do so would not result in a Material Adverse Effect.

7.6 Taxes and Assessments. For so long as the Loan remains in effect, Loan Recipient shall duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against it or its Property, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

7.7 No Guaranties. Other than any liabilities or guarantees in connection with credit support provided in connection with (A) Permitted Indebtedness or (B) any investment permitted under subsections (f), (g) and (h) of Section 7.9, for so long as the Loan remains in effect, Loan Recipient shall not become liable as endorser, guarantor, surety or otherwise for any debt, obligation or undertaking of any other Person […***…] or otherwise agree to provide funds for payment of the obligations of another, or supply funds thereto or invest therein or otherwise assure a creditor of another against loss, or apply for or become liable to the issuer of a letter of credit which supports an obligation of another.

7.8 Liens. Loan Recipient shall not create, incur or permit to exist any Lien of any kind on any Property owned by Loan Recipient; provided, however, that the foregoing shall not apply to nor operate to prevent the following “Permitted Liens”:

(a) Liens arising by statute in connection with worker’s compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, statutory obligations or other similar charges (other than Liens arising from ERISA), good faith cash deposits in connection with tenders, contracts or leases to which Loan Recipient is a party or other cash deposits required to be made in the ordinary course of business, provided in each case that the obligation is not for borrowed money and that the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves have been established therefore;

(b) Mechanics’, workmen’s, materialmen’s, landlords’, carriers’ or other similar Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith by appropriate proceedings which prevent enforcement of the matter under contest;

(c) Judgment Liens and judicial attachment Liens not constituting an Event of Default under Section 8.2(b) hereof and the pledge of assets for the purpose of securing an appeal, stay or discharge in the course of any legal proceeding, provided that the aggregate amount of such judgment liens and attachments and liabilities of Loan Recipient secured by a pledge of assets permitted under this subsection, including interest and penalties thereon, if any, […***…]

(d) Liens on equipment of Loan Recipient created solely for the purpose of securing indebtedness incurred to finance the purchase price of such Property, provided that no such Lien shall extend to or cover other Property of Loan Recipient other than the respective Property so acquired, and the principal amount of indebtedness secured by any such Lien shall at no time exceed the purchase price of such Property, as reduced by repayments of principal thereon;

(e) Liens arising out of Indebtedness (other than the Loan itself) incurred by Loan Recipient solely to fund the cost and expenses of the CIRM-Funded Project;

*Confidential Treatment Requested

(f) Liens disclosed in Schedule 7.8(f), including the amounts thereof;

(g) Liens for taxes, fees, assessments or other governmental charges or levies that either are not delinquent or are being contested in good faith by appropriate proceedings;

(h) Liens securing Permitted Indebtedness;

(i) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in subsections (d), (e), (f) or (h); provided that any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness may not increase;

(j) Leases, subleases, licenses, sublicenses, options, rights of first refusal, rights to negotiate and the like granted to third parties in the ordinary course of Loan Recipient’s business, provided that the foregoing do not, individually or in the aggregate, have a Material Adverse Effect; and

(k) Liens arising from the rights of a licensor or grantor under the terms and conditions of a license, option or other right granted to or by Loan Recipient, provided that any such Lien does not hinder the Business.

7.9 Investments, Acquisitions, Loans and Advances. Loan Recipient shall not, directly or indirectly, make, retain or have outstanding any investments (whether through purchase of stock or obligations or otherwise) in, or loans or advances to (other than for travel advances and other similar cash advances made to employees in the ordinary course of business), any other Person, or acquire all or any substantial part of the assets or business of any other Person or division thereof; provided, however, that the foregoing shall not apply to nor operate to prevent:

(a) investments in direct obligations of the United States of America or of any agency or instrumentality thereof whose obligations constitute full faith and credit obligations of the United States of America; investments in direct obligations of the State of California whose obligations constitute full faith and credit obligations of the State of California;

(b) investments in commercial paper rated at least P-1 by Moody’s and at least A-1 by S&P;

(c) investments in certificates of deposit issued by any United States commercial bank having capital and surplus of not less than $100,000,000;

(d) investments in repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in subsection (a) above entered into with any bank meeting the qualifications specified in (c) above, provided all such agreements require physical delivery of the securities securing such repurchase agreement, except those delivered through the Federal Reserve Book Entry System;

(e) investments in money market funds that invest solely, and which are restricted by their respective charters to invest solely, in investments of the type described in the immediately preceding subsections (a), (b), (c) and (d) above;

(f) investments existing on the date of this Agreement in its Subsidiaries and Affiliates;

(g) the purchase of securities or acquisition of assets in connection with strategic transactions involving Loan Recipient and other Persons, including without limitation (i) joint ventures, manufacturing, marketing or distribution arrangements or (ii) technology transfers or development arrangements; or

(h) any acquisition, merger, reverse merger or other corporate transaction by or involving Loan Recipient of the assets or securities of a Person or division thereof for the purpose of acquiring intellectual property or other assets.

7.10          Dividends and Certain Other Restricted Payments. Loan Recipient will not (a) declare or pay any cash dividends or cash distributions, on any stock or other equity interests of Loan Recipient or (b) directly or indirectly, through any Subsidiary or otherwise, purchase, redeem or retire any of its stock or other equity interests or make any other payment or distribution, either directly or indirectly, through any Subsidiary or otherwise, in respect of its stock or other equity interests, other than (i) the repurchase of stock or other equity interests in the ordinary course of business of employees which leave the employ of Loan Recipient, (ii) the repurchase of stock or other equity interests pursuant to agreements which permit Loan Recipient to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of an employee’s, officer’s, director’s or consultant’s services to the Company or (iii) the repurchase by Loan Recipient from one or more former employees, officers, directors or consultants of its equity securities during the Loan Period, provided that the aggregate repurchase price for all repurchases pursuant to this clause (iii) does not exceed one hundred thousand dollars ($100,000) per year.

7.11       ERISA. Loan Recipient shall promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its Property. Loan Recipient shall promptly notify CIRM of: (a) the occurrence of any reportable event (as defined in ERISA) with respect to a Plan, (b) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (c) its intention to terminate or withdraw from any Plan, and (d) the occurrence of any event with respect to any Plan which would result in the incurrence by Loan Recipient of any material liability, fine or penalty, or any material increase in the contingent liability of Loan Recipient with respect to any post-retirement Welfare Plan benefit. All terms used in this Section 7.11 and not defined shall have the meaning given to them under ERISA.

7.12       Compliance with Laws. Loan Recipient shall comply in all respects with the requirements of all federal, state and local laws, rules, regulations, ordinances and orders applicable to or pertaining to its Property or business operations, except where any such non-compliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or result in a Lien upon any of its Property, other than a Permitted Lien.

7.13       Diligent Conduct of Business. Loan Recipient shall conduct the Business in a commercially reasonable and diligent manner and shall not knowingly engage in any other business activity that Loan Recipient reasonably believes would have a Material Adverse Effect on the Business or a material adverse effect on the rights of CIRM under this Agreement or the CIRM-Funded Project.

7.14       Use of Proceeds. The Loan Recipient shall use the credit extended under this Agreement solely for the purposes set forth in, or otherwise permitted by, Section 4.2 hereof.

7.15       Diligence. The Loan Recipient shall use commercially reasonable efforts to perform the CIRM-Funded Project within the time frame specified in the Notice of Loan Award.

7.16       Notification. If Loan Recipient becomes aware of any matters that could reasonably be expected to have a Material Adverse Effect pursuant to any review, examination, proceeding or correspondence, suits or actions related to Loan Recipient’s intellectual property necessary to the CIRM-Funded Project, Loan Recipient shall promptly notify CIRM in writing.

ARTICLE VIII
TERMINATION

8.1           Termination.

(a)                CIRM may terminate this Agreement pursuant to Article V, Section J of the Grants Administration Policies, or Article V, Section J of the Loan Administration Policy.

(b)               CIRM may terminate this Agreement at any time after a material breach of any term of the Loan Documents by Loan Recipient that is not cured within forty-five (45) days of the date that CIRM provides notice of such breach to Loan Recipient.

(c)                CIRM may terminate this Agreement if any of the representations and warranties made herein by Loan Recipient were not true and correct in all material respects at the time they were made or deemed to be made under Section 4.13 at the time of each Disbursement when they are reaffirmed.

(d)               CIRM may terminate this Agreement if any of the Events of Default in Section 8.2 occur and have not been cured within any applicable cure period.

(e)                Subject to the notice and cure provisions contained in Section 4.4 above, CIRM may terminate this Agreement based on CIRM’s determination, in its reasonable, but sole discretion, that Loan Recipient has failed to meet a Financial Milestone, provided that Loan Recipient shall have sixty (60) days to cure following CIRM’s determination that it has not met a Financial Milestone (after the expiration of the cure period with respect thereto).

(f)                Subject to the notice and cure provisions contained in Section 4.4 above, CIRM may terminate this Agreement based on CIRM’s determination, in its reasonable, but sole discretion, that a No Go Milestone has occurred. Failure to meet Progress Milestones is governed by paragraph C of the Terms and Conditions of the Award section of the Notice of Loan Award

8.2           Events of Default. Any one or more of the following shall constitute an “Event of Default” hereunder:

(a)                Loan Recipient fails to pay within five (5) business days of the day when due all or any part of the principal of or interest on any Loan (whether at the stated maturity thereof or at any other time provided for in this Agreement), any accrued interest or any fee or other obligation payable hereunder or under any other Loan Document;

(b)               any judgment or judgments, writ or writs or warrant or warrants of attachment, or any similar process or processes, entered or filed against Loan Recipient or against any of its Property, […***…] (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing), and which remains undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) days;

(c)                Loan Recipient, or any member of its Controlled Group, fails to pay when due an amount or amounts […***…] which it shall have become liable to pay to the PBCG or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities […***…] (collectively, a “Material Plan”) is filed under Title IV of ERISA by Loan Recipient, or any other member of its Controlled Group, any plan administrator or any combination of the foregoing, or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against Loan Recipient, or any member of its Controlled Group, to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within forty-five (45) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

(d)               dissolution or termination of the existence of Loan Recipient, unless Loan Recipient has (i) previously transferred the Loan to a new Loan Recipient pursuant to Article V, Section D of the Loan Administration Policy and (ii), the Loan has been forgiven pursuant to Article VII, Section I of the Loan Administration Policy or Section 4.10 of this Agreement;

(e)                Loan Recipient (i) has entered involuntarily against it a final order for relief under the United States Bankruptcy Code, as amended, (ii) does not pay, or admits in writing its inability to pay, its debts generally as they become due, (iii) makes an assignment for the benefit of creditors, (iv) applies for, seeks, consents to or acquiesces in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (vi) takes any corporate action in furtherance of any matter described

*Confidential Treatment Requested

in parts (i) through (v) above, or (vii) fails to contest in good faith any appointment or proceeding described in Section 8.2(f) hereof; or

(f)                a custodian, receiver, trustee, examiner, liquidator or similar official is appointed for Loan Recipient, or any substantial part of any of its Property, or a proceeding described in Section 8.2(e)(v) shall be instituted against any of Loan Recipient, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 90 days.

(g) Loan Recipient has abandoned the CIRM-Funded Project during the Project Period for any reason other than the failure to meet, or the occurrence of, a No Go Milestone.

8.3 Non-Bankruptcy Termination. When CIRM, at CIRM’s election, has terminated this Agreement for any reason (other than an Event of Default described in subsections (e) or (f) of Section 8.2 of this Agreement or pursuant to Section 8.1(f)), (a) the remaining commitments of CIRM to make Disbursements of the Loan and all other obligations of CIRM hereunder on the date stated in such notice (which may be the date thereof) shall terminate, and (b) the principal of and the accrued interest on all outstanding Loans shall be immediately due and payable together with all other amounts payable under the Loan Documents without further demand, presentment, protest or notice of any kind, unless CIRM, in its sole discretion, has agreed to extend the date for repayment. In the event that CIRM terminates the Loan pursuant to Section 8.1(f), the remaining commitments of CIRM to make Disbursements of the Loan and all other obligations of CIRM hereunder on the date stated in such notice (which may be the date thereof) shall cease, but Loan Recipient shall have no obligation to repay the Loan Balance.

8.4 Bankruptcy Termination. When any Event of Default described in subsections (e) or (f) of Section 8.2 of this Agreement has occurred and is continuing, then this Agreement shall automatically, and without the necessity of any further action, terminate and all outstanding Loans and interest thereon shall immediately become due and payable together with all other amounts payable under the Loan Documents, without presentment, demand, protest or notice of any kind, and the obligation of CIRM to make further Disbursements of the Loan or extend further credit pursuant to any of the terms hereof shall immediately terminate.

ARTICLE IX
COMPLIANCE WITH CERTAIN LAWS

9.1           Nondiscrimination. Loan Recipient shall not unlawfully discriminate against any qualified employee or applicant for employment, or deny services to any individual because of race, color, national origin, ancestry, age, sex, religion, physical or mental handicap, or sexual orientation. Loan Recipient agrees to comply with all applicable Federal and State statutes, rules and regulations prohibiting discrimination in employment.

9.2           Lobbying. Without limiting the provisions of Section 4.2 of this Agreement, no funds disbursed hereunder shall be used for any activities to influence any matter pending before the California Legislature or the U.S. Congress, or for any election campaign.

9.3           Audit. In addition to the provisions of Section 7.1(c) hereof, during the term of this Agreement, CIRM will have the right to audit, during mutually acceptable business hours and a reasonable number of times per year, Loan Recipient’s records to confirm the use of the Loan proceeds and the Direct Research Funding Costs. In addition, Loan Recipient shall maintain books, records, and other compilations of data made under this Agreement to the extent and in such detail as shall properly substantiate use of the Loan for the purposes allowed under Section 4.2. Loan Recipient shall maintain all such records for a period of not less than five (5) years, starting on the earlier of (a) first day after final payment under this Agreement or (b) repayment of the entire accrued balance of the Loan. If any litigation, claim, negotiation, audit or other action involving the records is commenced prior to the expiration of the applicable retention period, all records shall be retained until completion of such action and resolution of all issues resulting therefrom, or until the end of the applicable retention period, whichever is later. CIRM or the State of California or any of their duly authorized representatives shall have the right, at reasonable times and upon reasonable notice, to examine and copy at reasonable expense, the books, records, and other compilations of data of Loan Recipient which pertain to the provisions and requirements of this Agreement. Such access shall include on-site audits and review and copying of records.

ARTICLE X
GENERAL CLAUSES

10.1       Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, for the avoidance of doubt, any agency or department of the State of California which may succeed CIRM or assume CIRM’s obligations) and assigns (including, without limitation, by sale or transfer of all or substantially all assets, merger or consolidation), provided, however, that neither this Agreement nor any rights hereunder may be assigned by either party without the other party’s prior written consent, which consent shall not be unreasonably withheld. Both parties shall use their commercially reasonable efforts to consider and respond to other’s request for consent within ten (10) business days of any such request.

10.2       Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflicts of law or choice of law provisions. Jurisdiction shall lie in the State of California. All disputes, controversies, claims, actions and similar proceedings arising with respect to the Loan or any related agreement or transaction shall be brought in the Superior Court of San Francisco County, California and Loan Recipient consents to the exclusive personal jurisdiction of such court.

10.3       Waivers. All conditions, covenants, duties and obligations contained in this Agreement can be waived only by written agreement. Forbearance or indulgence in any form or manner by a party shall not be construed as a waiver, nor in any way limit the remedies available to that party.

10.4       Amendments. All conditions, covenants, duties and obligations contained in this Agreement may be amended only through a written amendment signed by Loan Recipient and CIRM, except as otherwise specified herein.

10.5       Publicity. Loan Recipient shall, unless prohibited by law or regulation, notify CIRM’s Senior Vice President of Research and Development and Senior Director of Communications and Patient Advocacy Outreach at least one calendar day before issuing any press release that refers to the CIRM-Funded Project. Any press release or research paper by Loan Recipient in which CIRM is concerned or discussed shall include the following statement:

Phase II of Capricor’s ALLSTAR clinical trial is funded in part through the support of the California Institute of Regenerative Medicine.

Loan Recipient may use a statement other than the foregoing only with the express written consent of CIRM. Loan Recipient shall use its reasonable best efforts to recognize CIRM’s support in any media interview in which the CIRM-Funded Project is discussed. Loan Recipient will not represent that positions taken or advanced by Loan Recipient represent the opinion or position of CIRM or the State of California.

Loan Recipient agrees to work with CIRM to establish a communications protocol to ensure that accurate information, including, without limitation, any adverse event involving a clinical trial subject, relating to the CIRM-Funded Project is provided to stakeholders in a timely manner.

10.6       Survival. All covenants, representations and warranties contained herein shall survive the execution and delivery of this Agreement and all covenants contained herein shall survive until all of the obligations hereunder are fully and finally discharged or earlier waived or terminated (provided that the provisions of Sections 9.3 and 10.6 shall survive as specifically stated therein and Sections, 10.1, 10.2, 10.3, and 10.4 shall survive indefinitely). The obligations of Loan Recipient to indemnify CIRM with respect to the expenses, damages, losses, costs and liabilities described in Section 7.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against CIRM have run. In addition, CIRM’s rights of audit and inspection pursuant to Section 9.3 shall survive until the obligations thereunder are fully and finally discharged or earlier waived or terminated

10.7       Notice. All communications to CIRM shall be mailed or delivered to the following address, or sent by facsimile:

California Institute for Regenerative Medicine
Attn: Amy Lewis, Grants Management Officer
210 King Street
San Francisco, CA 94107
FAX: (415) 396-9141
TEL: (415) 396-9110

All communications to Loan Recipient shall be mailed or delivered to the following address, or sent by facsimile to the following number with confirmation of receipt by voice:

CAPRICOR, INC.

8840 Wilshire Blvd., 3rd Floor

Beverly Hills, CA 90211

Attn: Linda Marbán

FAX: (310) 358-3209

TEL: (310) 358-3200

The parties may change the address at which they are to receive notices in writing.

10.8       Additional Funding. Loan Recipient acknowledges that (a) CIRM has not made any oral or written commitment or otherwise agreed to provide funding with respect to the CIRM-Funded Project other than the Loan; (b) in no way is Loan Recipient relying on this Agreement or any other statement, oral or written, to provide any expectation of additional funding by CIRM; and (c) any future agreement between CIRM and Loan Recipient shall be in writing and executed by duly authorized representatives of CIRM and Loan Recipient.

10.9       No Waiver, Cumulative Remedies. No delay or failure on the part of either Party in the exercise of any power or right under any Loan Document shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the parties are cumulative to, and not exclusive of, any rights or remedies which either party would otherwise have.

10.10   Headings and Captions. Section headings and captions used in this Agreement are for reference only and shall not affect the construction of this Agreement.

10.11   Construction. The parties acknowledge and agree that the Loan Documents shall not be construed more favorably in favor of any party hereto based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of the Loan Documents. The provisions of this Agreement relating to Subsidiaries shall only apply during such times as the Loan Recipient has one or more Subsidiaries. NOTHING CONTAINED HEREIN SHALL BE DEEMED OR CONSTRUED TO PERMIT ANY ACT OR OMISSION WHICH IS PROHIBITED BY THE TERMS OF ANY LOAN DOCUMENT.

10.12   Counterparts. This Agreement may be executed in two or more counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which together shall constitute one and the same instrument. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in Portable Document Format (“PDF”), or any similar format, shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

10.13   Severability. If one or more provisions of this Agreement or any of the other Loan Documents are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.

10.14 Confidentiality. As a public entity, CIRM is subject to the California Public Records Act and thus documents and other materials made or received by its employees are subject to public disclosure, unless an exception applies. To the extent permitted by applicable law, for a period of five (5) years after expiration or termination of the Loan Period, CIRM shall maintain in confidence and trust any confidential or proprietary information provided by Loan Recipient to CIRM prior to or during the Loan Period, using the same level of care, but not less than reasonable care, employed by CIRM with respect to its own confidential and proprietary information. If Loan Recipient submits confidential or proprietary information to CIRM, it shall label the material “confidential” and shall include a brief explanation of the reason the information is confidential or proprietary pursuant to Health and Safety Code section 125290.30(g)(2). CIRM shall provide notice to Loan Recipient if it receives a Public Records Act Request for a document or documents that Loan Recipient has labeled “confidential.” In the event CIRM is required to disclose confidential information of Loan Recipient by any applicable law, regulation, legal process, judicial order or by any applicable order or requirement of any governmental or regulatory authority, it may do so only to the extent required; provided, however, CIRM shall (a) first (to the extent possible) give prompt notice to Loan Recipient of the required disclosure sufficiently in advance of making the required disclosure to allow Loan Recipient a reasonable opportunity to take steps to object to, prevent, and/or limit its disclosure or obtain a protective or other similar order with respect to the required disclosure (collectively at Loan Recipient’s expense “Protective Measures”); (b) if requested by Loan Recipient, cooperate with Loan Recipient in seeking such Protective Measures; and (c) restrict disclosure to only that portion of the Confidential Information which is required to be disclosed.

10.15      Integration. This Agreement and the other Loan Documents, including any document incorporated by reference and any exhibits and schedules attached hereto, is the entire agreement between the parties with respect to the Loan and supersedes all prior and contemporaneous negotiations, commitments and writings.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CAPRICOR, Inc.

By: /s/ Linda Marbán

Name: Linda Marbán

Title: CEO

Address:	8840 Wilshire Blvd., 3rd Floor
Beverly Hills, CA 90211

CALIFORNIA INSTITUTE FOR
REGENERATIVE MEDICINE

By: /s/ Ellen Feigal

Name: Ellen Feigal, M.D.

Title: Senior Vice President, Research and Development

EXHIBITS

Exhibit A

Opinion of Counsel

January 31, 2013

California Institute for Regenerative Medicine

210 King Street

San Francisco, CA 94107

Re: Loan Agreement for CIRM Loan Number DR2A-05735 to Capricor, Inc.

Ladies and Gentlemen:

I am employed as the General Counsel for Capricor, Inc., a Delaware corporation (the “Company”). This letter is in reference to the Loan Agreement dated January ___, 2013, by and between the Company and the California Institute for Regenerative Medicine (“CIRM”) that is attached as Appendix B to the Notice of Loan Award for CIRM loan number DRA-05735 (the “Loan Agreement”). I am rendering this opinion as an employee of the Company pursuant to Section 4.12(h) of the Loan Agreement. Capitalized terms used but not defined herein have the meanings given them in the Loan Agreement.

I have examined such matters of fact and questions of law as I have considered appropriate for purposes of this letter. Additionally, I have examined the Loan Agreement. Except as otherwise stated herein, as to factual matters I have, with your consent, relied upon the foregoing, and upon oral and written statements and representations of officers and other representatives of the Company and others, including the representations and warranties of CIRM. I have not independently verified such factual matters.

On the basis of the foregoing, in reliance thereon, and with the qualifications set forth herein, I am of the opinion that:

[…***…]

*Confidential Treatment Requested

[…***…]

My opinions are subject to:

[…***…]

*Confidential Treatment Requested

[…***…]

With your consent, I have assumed (a) that the Loan Agreement has been duly authorized, executed and delivered by CIRM; (b) that the Loan Agreement and all other documents executed in connection with the transactions contemplated thereby constitute the legally valid and binding obligations of CIRM, enforceable again CIRM in accordance with their terms and that no such documents have been amended or terminated orally or in writing except as disclosed to me in writing; (c) the genuineness of all signatures on all documents submitted to me; (d) the authenticity and completeness of all documents, corporate records, certificates and other instruments submitted to me; (e) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to me of original documents,  corporate records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, corporate records, certificates and instruments were authentic and complete; (f) the legal capacity of all individuals executing documents; (g) that the statements contained in the certificates and comparable documents of public officials, officers and representatives of the Company and other persons on which I have relied for the purposes of this opinion are true and correct and that there has not been any change in the good standing status of the Company from that reported in the Good Standing Certificate; (h) that the officers, directors and stockholders of the Company have properly discharged their fiduciary duties; (i) that the Loan Agreement and the transactions contemplated thereby were fair and reasonable to

*Confidential Treatment Requested

the Company, within the meaning of Section 144 of the Delaware General Corporation Law at the time of their authorization by the Company’s board of directors; and (j) that the rights and remedies set forth in the Loan Agreement will be exercised reasonably and in good faith and were granted without fraud or duress and for good, valuable and adequate consideration and without intent to hinder, delay or defeat any rights of any creditors or stockholders of the Company.

My opinions set forth above in Sections 1 through 5(a) above are limited to the Delaware General Corporation Law (based solely upon my review of a standard compilation thereof). Please note that I am not admitted to practice in the State of Delaware.

My opinion set forth above is limited to the matters expressly set forth in this letter, and no opinion is implied, or may be inferred, beyond those matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and I undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to my attention or any changes in any law that may hereafter come to my attention in any law that may hereafter occur.

This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm or entity without my prior written consent.

Very truly yours,

By: /s/ Karen Krasney

Karen G. Krasney, as an

employee of Capricor, Inc.

Exhibit B

Loan Administration Policy

(Approved by Office of Administrative Law effective August 29, 2012)

SCHEDULES

Schedule 5.3

Prior Names

None.

Schedule 5.7

Existing Litigation

None.

Schedule 5.14

Intellectual Property Proceedings

Trademark opposition in Europe

Schedule 7.8

Existing Indebtedness

None.

Schedule 7.8(f)

Existing Liens

None.

Schedule 7.13

Existing Subsidiaries

None.

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